January 13, 2023
Walter Odisho

Dear Walt,

Congratulations! On behalf of Symbotic, we are excited to offer you the position of SVP, Manufacturing, based at our Wilmington, MA location.

This position will report to Rick Cohen, Chief Executive Officer. Your start date will be February 6, 2023.

We feel your background and experience will be a beneficial addition to our team. The focus, intensity and dedication you bring with you will prove valuable as we continue the work of building Symbotic into one of the most admired companies in America.

Compensation
You will receive an annual salary of $400,000 less applicable taxes and withholdings, paid in accordance with Symbotic’s payroll schedule, which is currently bi-weekly payments paid one week in arrears.

Review
You will receive a performance and salary review each year as part of the annual review cycle.

Incentive Plan
You will be eligible to participate in Symbotic’s Performance Incentive Plan at 50% of your base salary. Under the provisions of this plan, you are eligible for a discretionary bonus that is aligned with both professional and organizational goals. Incentive pay is pro-rated from your start date. Incentive pay is discretionary, and all employees must be in good standing with Symbotic at the time of the incentive payment in order to be eligible.

Sign-On Bonus
In appreciation of your decision to join us, you will receive a sign-on bonus of $500,000, less all applicable taxes and withholding, half of which will be paid after 15 days of employment and the other half after 180 days of employment. Each of these sign-on bonus payments is not considered earned by you until you complete one year of employment with Symbotic following its payment; and you must repay the applicable bonus and reasonable costs associated with Symbotic’s collection of the bonus if you voluntarily leave the company prior to the completion of one year of employment from each payment.

Equity Award
Subject to approval by the Compensation Committee of Symbotic Inc’s Board of Directors, you will be eligible to receive an equity-based award in the form of restricted stock units in April 2023. The number of RSUs granted to you would be determined by dividing $5,000,000 by the 20-day average closing price per share the Class A common stock during the 20 trading days prior to but not including the grant date. The vesting of the equity award will be the same as the vesting approved by the Compensation Committee for Symbotic’s annual equity award program.

You will be eligible to participate in Symbotic's equity award program adopted by the Compensation Committee of Symbotic Inc.’s Board of Directors. Your first eligibility for an annual equity award under this program is anticipated to occur in January 2024. All awards are subject to approval by the Compensation Committee and are expected to take place annually in the first half of the year. Award values may vary from year to year, are subject to change without notice and are generally contingent upon such criteria as personal performance, scope of responsibility and company financial performance. The vesting of the awards will be as approved by the Compensation Committee for Symbotic’s annual equity award program.

Awards may be subject to your execution of a restrictive covenant, including provisions on non- competition, non-solicitation of employees and customers and confidentiality.

Housing Reimbursement
If you choose to obtain housing in Massachusetts, the company will reimburse up to $4,000 per month for six months. The housing expenses and receipts must be properly documented, submitted in a timely fashion through the Company’s expense reporting solution, Certify.

Benefits
Symbotic offers a competitive employee benefits package, understanding that benefits are a significant aspect of one’s overall compensation. To meet the needs of our employees, we offer a range of Medical/Dental/Vision plans. Benefits under the Medical/Dental/Vision plans will be effective on your date of hire should you elect coverage. Company paid life and accidental death insurance will also begin on this date.

You will be eligible to contribute to the 401(k) upon your first day of employment. You will be auto enrolled into the plan after 30 days of employment at 5% if no action is taken. The company will provide a 100% company match on contributions of 1-3% of your salary and a 50% company match on contributions of 4-5% of your salary starting after six months of employment.

Other benefits include Tuition Reimbursement, and Health Care and Dependent Care Spending Account. In addition to the benefits available under the Tuition Reimbursement program, you will be eligible for additional tuition reimbursement beyond the caps of the existing program, as long as the course load is determined in coordination with management.

Vacation and Paid Time Off
Symbotic follows a flexible time off policy that offers our employees a better work/life balance and your time off is managed between you and your leader.

This offer is contingent upon the signing of our employee Invention, Non-Disclosure and Non- Solicitation Agreement and our employee Non-Competition Agreement, both which you will find attached, and successful completion of reference and background check.

If you have any questions, please feel free to contact me directly.

Sincerely,
/s/ Miriam Ort

Miriam Ort
CHRO

Symbotic LLC
200 Research Drive, Wilmington, MA 01887

We look forward to the opportunity to have you join our team. Please indicate your acceptance of this offer below.

/s/ Walter Odisho	January 13, 2023
Walter Odisho	Date

This letter contains all of the terms of the offer of employment to you and supersedes any other representations or offers made to you in connection with your employment. Your employment with Symbotic is at-will and is subject to standard employment policies and practices which Symbotic reserves the right to amend at any time with or without notice. Your employment is also conditional on your signing the enclosed Confidentiality and Non-Competition Agreement. Your hours in this position may fluctuate each pay period; the salary amount listed in this offer will compensate you for any and all hours worked.
cc: Personnel File